Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-250999) pertaining to the Open Lending Corporation 2020 Stock Option and Incentive Plan of our report dated March 16, 2021, with respect to the consolidated financial statements of Open Lending Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Austin, Texas
March 16, 2021